Exhibit 99.2
VULCAN MATERIALS COMPANY — FLORIDA ROCK INDUSTRIES
ANNOUNCEMENT
February 20, 2007

Corporate Speakers

·	Don James	Vulcan Materials Company Chairman, CEO
·	John Baker	Florida Rock Industries President and CEO
·	Dan Sansone	Vulcan Materials Company SVP and CFO

Participants

·	Jack Kelly	Goldman Sachs	Analyst
·	Jack Kasprzak	BB&T Capital Markets	Analyst
·	David MacGregor	Longbow Research	Analyst
·	Barry Vogel	Barry Vogel & Associates	Analyst
·	Aynsley Lammin	Citigroup	Analyst
·	Mike Betts	JP Morgan Chase & Company	Analyst
·	Clyde Lewis	Citigroup	Analyst
·	Gabe Hajde	Keybanc Capital Markets	Analyst
·	Dana Zofsky	Credit Suisse	Analyst
·	Louis Sarkes	Chesapeake Partners Management Co. Inc.	Analyst
·	Fritz von Carp	Sage Asset Management	Analyst
·	Allen Metroni	Silver Lake Asset Management	Analyst
PRESENTATION
Operator: Good morning, and welcome to the Vulcan Materials/Florida Rock Transaction Conference Call.
[OPERATOR INSTRUCTIONS]
I would now like to turn the presentation to Mr. Don James, Chairman and CEO of Vulcan Materials. Sir, you may begin.
Don James: Good morning. Thank you for joining with us today to discuss yesterday’s announcement that Vulcan Materials will acquire Florida Rock. This is certainly a historic event for both companies, and we appreciate your participation on this call. With me today are John Baker, the President and CEO of Florida Rock; and Dan Sansone, Senior Vice President and Chief Financial Officer of Vulcan.

Our discussion this morning will be accompanied by a slide presentation. The presentation is available at www.vulcanfloridarock.com. A replay of this call will be available later today at the same website. Following some prepared remarks, we would be pleased to open the call for your questions. Before we begin our discussion, let me remind you that certain matters discussed on this call contain forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those projected.
Descriptions of these risks and uncertainties are detailed in each company’s SEC reports, including Form 10-Ks for the year. Forward-looking statements speak only as of the date hereof, and each company assumes no obligation to update such statements. I would also like to draw your attention to the disclosure information related to the Florida Rock shareholder vote required for this transaction.
I’m now going to ask John Baker to provide some remarks. I will then review the transaction with you, and after that, we’ll open the call for your questions. John?
John Baker: Thanks, Don, and good morning to all of you all. This is an exciting day for both Florida Rock and Vulcan. We’re proud of the company we have built at Florida Rock. Founded in 1929, we’re now one of the country’s largest producers of aggregates. We’re also a major supplier of concrete in Florida, Georgia, Virginia and Maryland, where we have attractive positions. Finally, we are a significant cement supplier in the state of Florida.
Since going public in 1972, we have delivered 34 consecutive years of operating profitability. There are a number of factors behind our success. We have strong positions in some of the most attractive construction material markets in the US. Our quarries, downstream businesses and distribution facilities are well located within these markets, and we have a strong track record of meeting the needs of our customers.
That said, I think Florida Rock’s most important asset and the critical factor underlying its success over the years is our employees. We have a great team of people who are true experts in the industry and have consistently delivered value for customers. One of the reasons we’re so excited about joining Vulcan is that they share our values and management philosophy. They have a culture we feel is very similar to ours, focused on dedication, excellence and customer service.
As a combined company, our employees and customers will benefit from our enhanced national footprint and broader geographical reach, and we will be positioned for greater growth and success. This transaction also offers our shareholders an opportunity to receive a meaningful premium for their shares as well as to participate in the upside of the combined company whose prospects, I believe, are very bright. Florida Rock and Vulcan really are a logical fit, both from a business perspective and culturally. We are looking forward to entering the next chapter of our history together.

With that, I will turn the call back over to Don.
Don James: Thank you, John. Those of you who have followed Vulcan may be familiar with the strategy depicted on this slide. We often use it at the beginning of investment presentations to summarize our strategy and our focus. I thought it would be helpful to show you this again, because it illustrates that the acquisition of Florida Rock is a key part of our long-term, strategic objectives.
As you know, over the years, we have focused on building a diversified coast-to-coast footprint with operations concentrated in large, high-growth markets. The acquisition of Florida Rock significantly increases our business in Florida, which is one of the fastest-growing states in the country. Over 65% of Florida Rock’s sales come from Florida. Florida’s population, employment and households are all growing at twice the national growth rate. And as I’m sure most of you know, these are key growth drivers for our business.
The acquisition also meets our objective of delivering profitable growth. Through this acquisition, we are combining two very profitable and fast-growing businesses. We will reduce overhead and deliver value to our shareholders. To this end, we expect the acquisition to be earnings accretive in 2008 and beyond. The acquisition provides the company with a more optimal capital structure with greater use of low-cost debt. Given our proven ability to generate cash, we can support this level of debt and reduce it quickly.
As you may know, Vulcan increased its leverage with our acquisition of CalMat back in 1999. Since then, we have generated approximately $4 billion in operating cash flow, spent $2.1 billion on capital expenditures and acquisitions net of asset sales, returned $1.6 billion to our shareholders in the form of dividends and share repurchases, and still cut our debt to total capitalization in half.
At the same time, as you can see in the chart to the right, our shareholders have enjoyed a 204% total return on investment during this time period, far exceeding that of the S&P 500. Our strategy with its emphasis on strategic location, profitable growth, strong cash generation, and effective land management, has been highly successful our shareholders since our listing as a public company 50 years ago. The Florida Rock transaction fits perfectly in that strategy.
While I know many of you have read the press release, let me quickly recap the basic terms of the transaction. Vulcan will acquire Florida Rock in a cash and stock transaction valued at approximately $4.6 billion. Under the terms of the merger agreement, 70% of the Florida Rock shares will be converted into the right to receive cash at $67 a share, and 30% of the Florida Rock shares will be converted into the right to receive 0.63 shares of stock in a new holding company whose subsidiaries will be Vulcan and Florida Rock.
Based on the February 16th closing price for Vulcan stock, this represents a total blended cash and stock consideration of $68.03 per share, compared to Florida Rock’s 52-week high of

$66.10 per share. This consideration represents a multiple of 11.2 times Florida Rock’s last 12 months’ EBITDA. By comparison at Friday’s close, Vulcan traded at 11.8 times last year’s EBITDA.
The transaction is subject to approval of Florida Rock’s shareholders and customary regulatory approvals. The Baker family, which founded Florida Rock, has entered into a voting agreement to support the transaction. The cash portion of this acquisition will be financed by the issuance of approximately $3.2 billion in new debt. I’m happy to say that following the completion of the transaction, which we expect to occur in mid 2007, John will join our Board of Directors at Vulcan.
This slide illustrates how we arrive at the 44.9% implied premium to the Florida Rock stock price, based on Vulcan and Florida Rock’s closing prices last Friday, February the 16th. I realize that a premium of this size is at the higher end of industry comparisons. However, great companies and great opportunities don’t come cheap. Florida Rock is well managed, is in high-growth markets and has superior, long-term assets and reserves. We believe we are paying a fair price for Florida Rock, in line with the value we attribute to its existing businesses with the benefits of synergies and future growth opportunities in Florida.
The acquisition will be accretive to our earnings, our growth rate and to our returns. And as I will discuss in more detail in a moment, it increases our aggregates reserve by 20%. This is particularly important, given that reserves are critical to strong and consistent earnings growth.
The strategic rationale for this acquisition is relatively simple. As noted, the transaction fits hand-in-glove with our long-term strategic objectives. It enhances our position in fast-growing, highly attractive Florida markets. It expands our geographic footprint and further diversifies our regional exposure. In addition, it builds on our successful aggregates-focused strategy in top-growth states.
We expect the transaction to create long-term value for shareholders. It is accretive to earnings in 2008. We expect to deliver $50 million in annual synergies. The acquisition will also improve our capital structure, and it will enhance our earnings growth and cash flows. These cash flows will allow us to rapidly reduce debt and continue Vulcan’s historic dividend pay-out levels.
Finally, we anticipate a smooth integration process. We have considerable experience integrating acquired companies, as demonstrated with our successful CalMat and Tarmac acquisitions as well as numerous bolt-on acquisitions. In addition, the integration process should be further facilitated by our highly-compatible cultures and similar management philosophies.
While many of you are familiar with Vulcan and Florida Rock, we thought it would be useful to give you a quick snapshot of the two companies. Vulcan, headquartered in Birmingham, Alabama, is the nation’s largest producer of construction aggregates, as well as a significant producer of other construction materials such as asphalt and concrete. Our current market cap is $10.6 billion. In 2006, we had net sales of $3 billion and EBITDA of $948 million. We employ 8,000 people, and we serve 21 states and Mexico.
Florida Rock is one of the nation’s leading producers of construction aggregates, and a major provider of cement and concrete in the southeast and mid-Atlantic states including Florida and Georgia. Based in Jacksonville, Florida, the company has 3,500 employees. In 2006, it had net sales of $1.3 billion and EBITDA of $402 million.
Both companies have performed very well. Over the past three years, Vulcan’s and Florida Rock’s net sales have grown at a 14% and a 22% compound annual growth rate respectively. The earnings performance of our two companies has been even stronger. Vulcan has grown earnings per share at a 28% compounded annual growth rate over the past three years. Florida Rock’s earnings per share growth — earnings per share has grown at a 40% compounded annual growth rate over the same period. The key factor underlying this performance has been the robust US market for aggregates.
For those of you less familiar with our industry, the chart on slide 12 provides an illustration of our markets. Aggregates, primarily crushed stone, sand and gravel, are used to producer certain construction materials such as asphalt and concrete. These materials are widely used in construction projects with both the aggregates and the construction materials used by public construction markets for infrastructure and facilities projects as well as in private construction for both commercial and residential projects.
Several key factors shape the structure and economics of our industry. First, location and quality of reserves are critical to ensuring that we can continue to serve the markets. In urban areas, it can significant time to zone and permit aggregates production sites for operation, and there are other areas of the country, including Florida, where there is simply not much stone appropriate for aggregates production.
The second, due to the high weight to value ratio of aggregates, it’s not economic to transport them long distances. As a result, aggregates markets are primarily local. And as a result, the industry is highly fragmented. Third, demand for aggregates is relatively stable, particularly because of public funding for infrastructure projects as highways.
As noted, aggregates are used by a wide range of end markets including the public infrastructure market, the private sector, non-residential and residential construction markets. Finally, aggregates are used to produce a range of critical, downstream construction materials, and there are few substitutes for aggregates.
Given the importance of reserves and location, you can see one reason why this transaction is so valuable for Vulcan. The upper left-hand chart shows how we increased Vulcan’s aggregate reserves to 11.4 billion tons over the past ten years. With this acquisition, we will be increasing reserves by another 2.5 billion tons, over 20%, to 13.9 billion tons.

These charts show the business mix for Vulcan after the transaction. The combined businesses will have $4.3 billion in pro forma net sales. As you can see from the pie chart on the left, 60% of those sales will be from aggregate sales to customers and to our downstream products, 22% from concrete, 10% from asphalt and 5% from cement.
Looking at the product sales mix, however, understates the extent to which we will be an aggregates-focused business. In the pie chart at the right, we have combined the direct aggregate sales with sales of asphalt and concrete products that will be produced from our aggregates. As shown, 88% of our sales will originate with Vulcan aggregates, either through direct sales or the sale of asphalt and concrete products that use our aggregates.
I’ve noted the importance of location in our business. This map shows Vulcan’s current locations. Looking at Vulcan’s coast-to-coast footprint, you can see that Vulcan serves key growth markets throughout the United States, including California and Texas. Now adding in Florida Rock, as you can see, we will have a significantly stronger position in Florida, a state with highly attractive markets. This transaction also expands our markets in Georgia, another high-growth state.
In the first slide, I noted that one of our primary, strategic objectives has been to build our position in large, growing markets. The chart on the left shows the top four growth states in the country between 2000 and 2030. We are already strongly established in California and Texas. This transaction significantly broadens our position in Florida. It also enhances our position in Georgia, the number-four growth state.
Both companies are well positioned in growth states, as you can see from the chart on the right. Vulcan and Florida Rock are positioned in the states that are growing much faster than the US average in a number of key areas that drive our business, including population, employment and households. As you can see, faster growth in these areas leads to greater demand for aggregates.
By 2030, Florida’s population is projected to be more than 50% greater than today. Florida is a unique market with limited aggregate reserves suitable for mining, which puts a premium on established, quality reserves. These factors combine to make Florida a sound, long-term investment, able to withstand short-term downturns such as the recent downturn in housing.
Now, I would like to address our anticipated synergies. We estimate cost savings of approximately $50 million on a pretax basis, of which about $18 million in savings are projected for 2007 and $43 million for 2008. These are largely comprised of overhead and operating cost savings. We also expect one-time cash proceeds of approximately $80 million on an after-tax basis. We expect to realize most of these in 2007. As noted, this transaction also enhances our earnings by broadening our position in high-growth markets and optimizing our capital structure.

Florida Rock also has significant real estate holdings. The company owns 25,000 acres of land including 15,000 acres in Florida. It has long-term leases on another 37,000 acres of property including over 32,000 acres in Florida. In recent years, we have generated significant value for our shareholders through the entitlement, development and sale of real estate, and we are continuing this process. This transaction provides opportunities for substantial revenues over the next several years from the entitlement and sale of real estate.
We expect the transaction to be neutral to earnings per share in 2007 and accretive in 2008 and beyond, including the achievable synergies we are estimating. Vulcan will be using $3.2 billion in cash and $1.4 billion in shares to acquire Florida Rock. We will be financing the cash portion through $3.2 billion in new debt. We have received a firm commitment from Goldman Sachs to provide bridge financing for the transaction. We anticipate refinancing this bridge facility with a mix of short-term and long-term debt.
The chart at the bottom of the slide shows our success in reducing debt since the CalMat acquisition in 1999. After which our debt-to-capital ratio was approximately 40 [technical difficulty]. These cash flows allowed us to invest $2.1 billion on capital expenditures and acquisitions, net of asset sales, including our successful Tarmac and ICA acquisitions and return $1.6 billion to shareholders in the form of dividends and share repurchases. Over the same period, we cut our debt-to-total capitalization ratio in half. We currently have a debt-to-total capitalization ratio of 21%.
Turning now to the capital structure benefits of this transaction, historically, both Vulcan and Florida Rock have had strong balance sheets and very low debt-to-total capital ratios. This transaction presents an opportunity to optimize our balance sheet, increasing our leverage while growing strategically. Following the close of the transaction, Vulcan will have approximately $3.7 billion in debt and a debt-to-capital ratio of 51%. Our project growth trajectory and strong cash flow should enable us to rapidly reduce our debt.
Specifically, we anticipate generating average annual EBITDA of more than $2 billion over the next three years, enabling rapid debt reduction. We believe our target debt-to-total capital ratio of between 35% and 40% is a reasonable and sustainable, ongoing level. We have made initial contact with the rating agencies and will formally meet with them in the very near future. We intend to maintain an investment-grade rating.
As we stated at the beginning of this presentation, we anticipate a smooth integration process. Our cultures are highly compatible. Furthermore, Vulcan has a proven track record of successfully integrating acquired companies. As demonstrated with our high successful CalMat and Tarmac transactions, our integration of the ICA joint venture in Mexico and our acquisition of over 100 bolt-on operations.

In particular, the CalMat acquisition provided Vulcan with geographic expansion in an aggregates-focused business in fast-growing markets. We delivered on projected synergies. And as I noted earlier, our strong cash flows enabled us to quickly reduce debt.
In summary, the combination of Vulcan and Florida Rock is a strong, strategic fit. The transaction enhances our position as the US leader in construction aggregates. It further expands our national footprint and expands our presence in the attractive and fast-growing Florida markets, all while better optimizing our balance sheet and creating maximum value for shareholders.
50 years ago this year, Vulcan Materials was newly formed as a New York Stock Exchange company. From its beginnings, Vulcan embarked on a program of strategic acquisitions, designed to grow the business for the benefit of its shareholders. Throughout our half-century history, we have continued along this path of strategic growth.
We are delighted to report to our shareholders today that we are continuing this tradition of strategic growth with the largest acquisition in our 50-year history. We believe this is indeed a tremendous opportunity for Vulcan Materials and Florida Rock, and we look forward to combining our two companies in a way that best serves our markets, our employees, our customers, our communities and our shareholders.
This concludes our presentation and remarks for today. And now, we would be pleased to respond to any questions you might have.
QUESTION AND ANSWER SESSION
Operator: [OPERATOR INSTRUCTIONS]
And your first question’s from the line of Jack Kelly with Goldman Sachs. Please proceed.
Jack Kelly: Good morning.
Don James: Good morning Jack, how are you?
Jack Kelly: Good. Don and John, can you possibly just discuss in broad terms, potential synergies beyond the $50 million initially identified, which you Don, characterize as more overhead. I guess what I was interested in, in more from the operational standpoint. So for instance, over time, can the capacity of the Mexican quarry be expanded significantly so that you can use Florida Rock’s distribution system, quarries, distribution points, etcetera?
Don James: Jack, you are exactly right. There are a number of operating synergies from this combination that we have not quantified and put into our model. Certainly, we think that our

Mexican operation, which we have — are currently expanding, and as you know, are constructing a third ship in China, both of those will be on stream in the second quarter of ‘07.
Give us the opportunity of delivering material very efficiently, both from an operating cost standpoint, transportation cost standpoint and a capital cost standpoint to all parts of Florida. And we are looking forward to combining with Florida Rock to give us the opportunity to help maximize the long-term value of that very strategic operation we have on the Yucatan Peninsula.
There are a number of other opportunities that we will look for, for additional synergies. Procurement is one. We certainly believe that Florida Rock can — Florida Rock’s expertise in concrete can help Vulcan. We hope that Vulcan’s expertise in aggregates can help Florida Rock. We have not attempted to quantify or project those at this point.
But, I assure you that we will — both organizations will be highly focused very quickly in achieving as great a synergy as we can, both in just straight-up cost savings. But more importantly for the long term, in utilizing the key assets of these two companies in a way that makes the two combined, significantly more profitable than the individual companies standalone.
Jack Kelly: Good. And then just secondly, in terms of the land sales that you referred to Don, how much or how large a land sale number is baked into your return on investment projections for Florida Rock? I think on CalMat, it was $150 million initially, obviously grew to be a much bigger number. But, what are you baking in?
Don James: Jack, in our EPS projections for the ‘07 period and in ‘08 going forward, we have not put any land sales in either revenues or earnings. That is all an upside to this transaction.
Jack Kelly: Okay, fine. And just finally, in terms of the 15,000 acres that Florida Rock owns in Florida, is that all viewed as access? Or, is that peripheral to quarries that could be a source of reserves in the future?
Don James: The 15,000 acres in Florida includes Ag reserve containing land that is being mined or will be mined. It also includes a lot of land that will be suitable for development or divestiture over time. As you know, when you mine in Florida, you end up with gorgeous lakes that we have had experience in the Miami area at Vulcan in turning those old quarry lakes into very attractive commercial developments and very attractive residential developments.
And we understand how to do that. We think long-term, learning how to maximize the value of residual land after mining is very important to the communities where we operate and is very important to our future cash flows and earning potential in this industry.
Jack Kelly: Thank you.
Operator: And your next question’s from the line of Jack Kasprzak. Please proceed.

Jack Kasprzak: Thanks. Good morning, and congratulations on the transaction.
Don James: Thanks, Jack.
Jack Kasprzak: I guess I wanted to ask about the Lake Belt situation and the ongoing litigation there and what — how we should think about that in terms of your view of the situation? Obviously, it takes a little bit of a crystal ball, but you mentioned the Yucatan Peninsula position you have. Is — obviously, that’s there should something go awry in the Lake Belt. But, what role if any does that wild card play in this situation?
Don James: Jack, I will comment on that and ask John to comment as well. We, at Vulcan, have been following the Lake Belt litigation for an extended period of time, because one way or the other, we expected it would have some impact on our business. One of the key due diligence items that we worked on with Florida Rock in this process and something that we looked at early on in deciding to ask Florida Rock to join with us is that our conclusion was that Florida Rock was extremely well positioned, regardless of the outcome of the Lake Belt litigation.
The Lake Belt, as you know — within the Lake Belt litigation, is about 55 million tons of material that’s produced. Florida Rock, last year, had about 4 million of those 55 million tons. I think importantly Florida Rock has a very large reserve in Fort Myers, Florida, and part of the mitigation plan that is attractive to us is that, by moving simply from one shift to two shifts. Florida Rock can complete recover from the loss of all of the 4 million tons that it could possibly lose as a result of an adverse ruling in the Lake Belt litigation.
Long term I think for Vulcan and the Florida Rock/Vulcan combination, is that we have the ability to bring material into Florida by rail from Both Georgia and Alabama from existing quarries. We have the ability to serve the Florida Panhandle by rail, by barge and by truck. We have the ability to serve both the East Coast and West Coast of Florida by ship from Mexico.
So we believe, and we have spent a lot of time analyzing this, we believe among the ranges of outcomes of the Lake Belt litigation, the combined Vulcan/Florida Rock company will be well positioned on any of those possible outcomes. John, if you have other thoughts I would appreciate you —.
John Baker: Sure. Jack, a couple points that I think are worthy of note, one is we only made $14 million out of our Miami quarry last year. So, if it were wiped off the face of the earth and we had no mitigation plans for it, you’re not looking at something material. But that isn’t the case of course, and as Don says, by double shifting Fort Myers, we feel like we could make a lot of money on the second 4 million tons out of Fort Myers where we have really, really long-term reserves and could afford to do that.

When you bring Vulcan into the picture, there are so many positive ways this could turn out, it’s really an appealing situation. I mean if the Lake Belt litigation shuts down quarries, obviously that is going to enhance the position of anybody that has aggregates, both as sellers of aggregates and as producers of concrete that happen to have a source of aggregates. The same is true in cement. And the combination of the two companies has taken the Lake Belt, ironically, from being a threat to being an incredible opportunity perhaps.
Don James: I’ll add one other point, Jack, the Lake Belt litigation I think is just another step in the recognition that aggregate reserves in Florida are shrinking, demand is growing at a rate that is among the fastest rate in the country, and yet the supply as measured by the available reserves of aggregate in Florida continues to shrink.
So we think, given our ability to produce aggregates in the State of Florida, and our ability to bring aggregates into the State from offshore and from Georgia and Alabama, we are very well positioned and I think you’ve hit on one of the most important strategic rationales for this combination.
Jack Kasprzak: That’s great. Thanks for you answers and congratulations again.
Operator: Your next question is from the line of David MacGregor with Longbow Research. Please proceed.
David MacGregor: Yes good morning, congratulations John and congratulations Don.
John Baker: Thank you.
Don James: Thank you, David. I’m glad you congratulated both of us.
David MacGregor: Well you’ve both done very well here, I’m sure. I wanted to just, Don, talk a little bit about sort of the longer-term designs for your business model, Florida Rock being vertically integrated, you’ve typically been more a horizontal organization focused on the aggregate. Do we see a growing area of investment in cement for Vulcan as we go forward? And can you talk a little bit about the role of cement in your plans over the next ten years?
Don James: Well I think, for those who understand how the business model in Florida has developed and how it works so well, the integration of aggregate cement and concrete in the State of Florida has worked beautifully. We have taken great pride in or aggregates-focused business and the high profitability of our aggregates-focused business, and yet Florida Rock’s integrated businesses in Florida have generated EBITDA returns equal to or better than ours.
So there is a great business model in Florida. If that business model is exportable to other parts of the United States, we will certainly look at that. We’re not buying Florida Rock to get into the cement business. We’re buying Florida Rock because it’s one hell of a business and one hell of a market. It contains cement, cement has been a key factor in Florida Rock’s growing profitability, we’re going to learn a lot about cement and we will, with John Baker’s help, decide what to do going forward.
David MacGregor: Great. Thanks, very much, and good luck.
Operator: Your next question is from the line of Barry Vogel of Barry Vogel & Associates. You may proceed.
Barry Vogel: Don and John, I very seldom say this, but this is a match made in heaven.
John Baker: Thank you.
Barry Vogel: I have a couple of question, first of all, Don, you talked about some overlaps in some states and you mentioned Georgia and Florida, are there any other states that you have overlaps currently?
Don James: Well we are a major supplier of aggregates to Florida Rock’s concrete businesses in Northern Virginia and Washington DC. That’s a very pleasant overlap and it’s been there for a long time. We both have quarries in other parts of Virginia. We both have quarries in parts of Georgia. As you know, this is a very local business and we see relatively little overlap in the aggregates business, none of course in concrete, none of course in cement, so our operations are more complimentary than competitive.
Barry Vogel: John Baker, I have a question. Let’s assume the proration occurs the way it’s supposed to, what will the Baker family’s percentage of ownership be when the deal is consummated?
John Baker: Well, my brother and I are taking about 50% I believe of the shares for — our shares in stock. I’ll tell you what, Barry we’re excited about the idea of Vulcan stock. We think this new company is just about as strong a combination as you could come up with. And what makes the aggregate great is when you’ve got growing demand and shrinking supply.
And if you look at the footprint of this company, you’ve got the strongest demand growth of any part of the United States captured and with a strong market position they’re in. We’re very excited about taking a lot of this stock.
Barry Vogel: No I know that, but do you have any estimate of what percentage of the combine company you would own?
John Baker: Of the combined company?

Barry Vogel: Yes.
John Baker: 2 or 3%.
Barry Vogel: That’s it?
John Baker: That’s it.
Barry Vogel: Okay. And I have a minor question or two for Dan Sansone. Dan, preliminarily, is there going to be a write up of assets on this transaction and higher DNA for you after it’s completed?
Dan Sansone: Yes, Barry, we’ll obviously go through purchase accounting and the difference between the current book value of the assets and the total consideration will get onto the balance sheet either in the form of goodwill or in the form of amortizable intangibles. And all of those, to the best we can estimate them, have been incorporated into our pro forma guidance.
Barry Vogel: And as far as the rating agencies, I’m sure you had some preliminary discussions with them, if everything stays the same in terms of current interest rates, can you give us some idea of the approximate rate you would pay on your total debt?
Dan Sansone: At this point, based on a financing plan that would include a portion of the cash consideration being funded through commercial paper and probably two thirds of the consideration being funded with five and ten-year money at current rates, we probably see a weighted average interest rate of 5.5 to 5.6%.
Barry Vogel: Okay, so when the deal is done you expect to have — what did you say? Was it 3.5 or 3.6 billion of debt?
Dan Sansone: That’s correct. Actually about 3.7.
Barry Vogel: 3.7. That would be the combined company?
Dan Sansone: That’s correct.
Barry Vogel: Okay. And Don James, I have one last question for you. During this process and considering your increased leverage, is it fair to assume that you will curtail stock buybacks through the end of ‘07?
Don James: I’m sure that’s a question the rating agencies would ask us. We do not expect to repurchase shares for the remainder of ‘07.

Barry Vogel: Thank you, very much. And I must admit, I’m very serious about this made in heaven, I never say that.
Don James: Well we agree with you, Barry.
Barry Vogel: Thank you.
Operator: And your next question is from the line of Aynsley Lammin of Citigroup.
Aynsley Lammin: Hi, good morning. Firstly, could I just ask what you’re kind of thinking assumptions about how Florida pans out in terms of where we are in the housing cycle there and the infrastructure commercial [throughout]. And then if I could secondly just ask John Baker, if he could give a bit of background his family’s thinking behind the decision to sell rather than remain as an independent company enjoying the benefits of the aggregates priced environment at the moment? Thanks.
Don James: The largest end market for the products of the combined company will be public infrastructure. Highways, airports, things that are funded by the Federal government and by state and local governments, that’s always been Vulcan’s bread and butter. Florida Rock has a significant portion of its business in that end market as well. The next largest portion for the combined company and for Vulcan historically will be private non-residential construction, that of course are [fills], industrial plants, [inaudible] holdings and that demand sector throughout the US is growing and very strong.
Housing in a number of our markets has held up very well. Of course housing in Florida has been probably years now, certainly months, where people are talking about the downturn. There has been a downturn, there’s no question about that. When we look at that from a longer-term demographic standpoint, we see population growing at twice the national average, jobs being created at twice the national rate and households forming at twice the national rate.
Those demographics have not changed, that is continuing. When we look at political and economic upheaval in Latin America, and with more socialist governments tending to arise, one of the major sources of population growth and capital growth in Florida has come from well-to-do people in Latin America who want to get their capital into a safer economy. And Florida is seen to be among the key areas for that investment.
So the demographic trends, and we’ve been studying these demographic trends for years now, the demographic trends for Florida are very strong. What we are seeing is a correction to a bubble caused by speculative investment in housing. How long will that take to work the excess inventory out? We’re not sure. Some please say about the second half of ‘07 it could be worked out.

We don’t expect housing to spike up at the level that it was right at the peak of the boom, but we expect it to continue on a sustained basis going forward. We think that falling house prices is on balance positive for our business because it adds to the affordability of Florida housing, which should further facilitate the continuation of demographic trends. And I’ll ask John to respond further.
John Baker: I think one of the interesting outcomes of this whole thing is, we don’t expect to close until the middle of the summer, and that could very well turn out to be the time when the housing market begins to come back. Obviously nobody knows that, but I give the Vulcan guys a lot of credit for having thought that through.
Now with regard to your question about why would our family sell with prices going up like they have, obviously it’s a pretty mixed emotion thing for our family. We’ve grown up in this business, it’s all we’ve done in our working life and so we love the company and we love the business.
But at the end of the day, we felt like the premium that Vulcan is offering to our shareholders, the increased dividend and really the opportunity to be more geographically diverse, we were 60% in Florida and Vulcan has got that footprint that I spoke of earlier that is really where you want to be throughout the United States.
And I think at this point the prospects for increased pricing are just as strong in the rest of Vulcan’s footprint as they have been in Florida over the past few years. So, it gives our family and our shareholders a little more stable base, and conversely it gives Vulcan access to really a high-growth market. So, I think it’s going to work very well.
Aynsley Lammin: Thanks. Maybe I could just ask Dan one final question on what the group tax rate is expected to be on the combined group, please?
Dan Sansone: It’s probably going to be in the 33, 34% rate neighborhood.
Aynsley Lammin: Thanks, very much.
Operator: Your next question is from the line of Mike Betts with JP Morgan.
Mike Betts: Yes good morning, and let me add my congratulations to everybody else’s comment.
Don James: Thank you, Mike.
Mike Betts: Thanks, Dan. I really had one big question then a small one if I may. On slide 22 you forecast an EBITDA averaging more than $2 billion over the next three years, which seems to be quite ambitious when I then compare it with slide nine, when the pro forma number combining the two companies is about 1.350 and we add the 50 of synergies we get about 1.4 billion. Could you maybe explain as far as you’re able to sort of the assumptions as to how you get from that 1.4 to an average of 2 billion over the next three years? I mean we’ve all talked about pricing, but is it just pricing or, are there other things that I’m missing there?
Dan Sansone: Well Mike, there certainly is some price, there is some volume growth. You know that in 2006 our volumes were down about 2%. We certainly see a resumption of volume growth, we see a continuation of strong pricing opportunities and when you roll those things up along with the synergies we projected, that’s how our projections come out.
Mike Betts: Okay, that’s fine. And then my smaller question was both companies have pretty substantial capital expenditure programs, are those continuing as a merged company? Or do you see some areas where you could actually cut back on the CapEx? Or maybe you don’t want to, maybe you want to continue with the substantial capital expenditure program.
Don James: Well one of the real synergies in the deal that we have not quantified is the ability to maximize the assets of the two companies, or optimize the assets of the two companies so that we will not be spending as much capital. For example, Florida Rock might otherwise have been looking for additional sources of aggregates for Florida, now that they are joined with Vulcan, we already have existing facilities to supply much larger quantities of material to the State of Florida with very little additional capital cost.
It works the other way as well, there are some Florida Rock facilities that have the ability to be expanded in ways that would not cause us to expand Vulcan quarries. So, we think there’s a fair amount of capital efficiency associated with the combination and we would expect the combined capital expenditures of the combine company to be somewhat less than if we remained as two independent companies.
Mike Betts: Okay that’s great. Thank you, very much.
Operator: And your next question comes from the line of Clyde Lewis with Citigroup. Please proceed.
Clyde Lewis: Good morning, everybody, and again from us we’re all I think very impressed with the deal and it looks like it’s going to be a very well spread business and look forward to following it going forward. But for me, I’ve got a couple of questions if I may, firstly just in terms of saving the 50 [billion] of synergies, can you maybe give some sort of indication as to how much that’s likely to cost you in terms of dollars over the next 12 to 18 months?
Don James: It’s all netted.
Dan Sansone: That’s a net number, Clyde.

Don James: That’s a net number, so on the one side the projected savings are higher, the cost to achieve those savings are netted against it so the 50 is a net number.
Clyde Lewis: Can you give us the two bits then — the two gross bits, the gross positive and the gross negative?
Don James: Say 60 positive, 10 negative.
Clyde Lewis: Okay. The second question I had was, you touched on earlier, Don, talking about you felt that the price you were paying was a fair price for Florida Rock. But also you mentioned that it was a big premium to where the Florida Rock price was sat previously, and also some of the simple P multiples also look quite high against some of the industry averages.
Can you maybe sort of expand a little bit as to how you got the price you got to and in particular maybe talk a little bit about the medium to long-run price and cost assumptions that you fed into the model that you’ve used?
Don James: Well, you’ve followed Vulcan long enough to know that we do long-term DCF models to value businesses. We don’t value businesses on the basis of one year’s EBITDA. And when we started building our DCF model for Florida Rock and then for the combined company, we projected values that are very good in relation to the purchase price we are paying.
We believe certainly this a good deal for Florida Rock shareholders, but on the Vulcan side of this transaction we were focused totally on the benefit to Vulcan shareholders. And we think this transaction is going to be accretive to our earnings and cash flows and growth rates for Vulcan for a very long time.
And that is a key, when you start doing DCF valuations, that’s a key to deriving the net present value of the future cash flows. We have built in far more modest price increases in our model than we are achieving, both at the Florida Rock level and the Vulcan level. That’s not to say we don’t think we will continue to get the kinds of price increases that we have experienced in recent years.
But in order to do our modeling and to be conservative, as is our culture as you know, we have built in price increases including real price increases, but at lower rates than either company has achieved. Our volume growth is also, there is some volume growth, but it is based on relatively modest increases. Depending upon what happens in Florida with the Lake Belt litigation our volume growth could certainly be much greater than we have built into this model.
But for the long term with what’s going on in California, with the huge infrastructure projects, with recovery in Florida which we expect sometime in the future, we certainly think there’s a great opportunity here along with Georgia and Texas and Virginia and all the other states that are going to be key for this operation. that we’ll have a substantial growth in earnings and cash flow over time.
Clyde Lewis: And one last question from me, if I may, I think more aimed at John Baker than yourself, Don. But in the event another party knocking on the door of Florida Rock and saying, “Look, we’d like to offer some more cash for the business, we think it’s worth a little bit more to us.” Is there any sort of break fee or any sort of legally binding commitment that stops the Baker family from accepting that higher offer?
John Baker: There is a break up fee of 3%, $135 million. We have a voting agreement with Vulcan. So there are some impediments, but obviously our Board will be in a position to look at something were it to come. But that thing about this deal that we love is it’s not just cash it’s stock, and we get stock in a great company, and that’s very important to us and we think that adds some extra juice.
Don James: And the reason it’s a 70/30 cash and stock deal is, as you know, we needed to get some more debt on the Vulcan balance sheet. There are really two ways to do that, one is to buy stock back and the other is to buy strategic asset. We believe the long-term interest of our shareholders is far better served by using our leverage to buy an important asset like Florida Rock, and that gives us the leverage that we have been looking for to improve our returns on equity. So that’s a big factor for us in this deal is optimizing our balance sheet.
Clyde Lewis: Okay great. Thank you, very much.
Operator: And your next question is from the line of Chris Manuel with KeyBanc Capital Markets. Please proceed.
Gabe Hajde: Good morning, gentlemen, this is actually Gabe Hajde on for Chris Manuel, congratulations.
Don James: Thank you.
Gabe Hajde: Just one quick question, I know a couple people have sort of danced around maybe the price question, but given the market is effectively supply constrained or capacity constrained, do you have any comments on pricing in the near term or intermediate term for the four business segments going forward?
Don James: We believe that aggregate pricing, with or without this transaction, will continue to increase as a result of strong demand and limited supply. I think cement pricing and concrete pricing will also likely to increase as input cost increase and as demand grows, and particularly in public infrastructure projects and private non-residential projects.

Significantly more of Florida Rock’s concrete goes into non-housing end uses than into housing, so we think there are some opportunities there as well. But we have built in continuing price growth at relatively modest levels for aggregates and a little bit lower price growth for other product.
Gabe Hajde: Perfect. Thank you, gentlemen.
Operator: And your next question is from the line of [Dana Zofsky] of Credit Suisse.
Dana Zofsky: Good morning, thank you. Just following up on one of the earlier questions you answered about the break up fee, this is a largely cash transaction, was there any effort on the Florida Rock side to see whether there were other buyers out there interesting in paying this value or more?
John Baker: Vulcan came to us, we talked to them, we thought through the prospect, we did not hold an auction or do anything like that, it’s been a negotiated deal.
Don James: As was our acquisition of CalMat.
Dana Zofsky: Right. Is there a shareholder vote required on the Vulcan side?
Don James: No there is not because the number of shares issued will be about 14.7% and that would not require a shareholder vote under New York Stock Exchange rules.
Dana Zofsky: Right. And the number of share or percentage of the outstanding Florida Rock shares that are controlled by the Baker family and subject to the voting agreement is what percentage exactly?
John Baker: Well, the Baker family owns about 25% of Florida Rock.
Dana Zofsky: Okay. All right, that’s all I had. Thank you.
Operator: And your next question is from the line of Louis Sarkes of Chesapeake Partners. Please go ahead.
Louise Sarkes: My question was answered, thank you.
Operator: And your next question comes from the line of Fritz von Carp. Please proceed.
Fritz von Carp: Yes I think my question’s been asked and answered, I’ll try to get in. On the price increases you’re assuming in the 2007 guidance, is that as much as you’re going to say that you’re assuming positive pricing across Florida Rock’s product line but at moderated percentage changes than we saw last year? Is that a fair statement?

Don James: Well Vulcan has given aggregate price guidance of ‘07 of 10 to 11%. I don’t believe Florida Rock has given specific price guidance.
Fritz von Carp: But you did give guidance for earnings, for accretion of Florida Rock, so that assumes some operating results of Florida Rock’s if it’s going to be neutral in the first year and slightly accretive in the second. So underlying that I assume it’s something in the Florida pricing environment for aggregates —.
Don James: Well we think aggregates in Florida will continue to have strong pricing opportunity.
Fritz von Carp: And how about cement, concrete products, those product lines?
Don James: We think the opportunity for higher cement and concrete prices will probably need to wait until the housing situation stabilizes.
Fritz von Carp: So would that be consistent with basically flat pricing in the cement products?
Don James: Yes I think that’s a reasonable assumption.
Fritz von Carp: Okay great, thank you.
Operator: And your final question is from the line of Allen Metroni. You may proceed.
Allen Metroni: Hi, thank you. First of all congratulations to both companies, it seems like a great deal, and to the management teams. But just to understand, John Baker, you said that you and your brother and your family are going to be taking 50% stock. Does that mean that the rest of the shareholders, it’s really not a 70/30 mix, it’s more like a 90+% 5% mix cash and stock? Did I understand correctly?
Don James: This is Don, the deal is structured so that all shareholders are treated the same. John and his family have the same opportunity to elect stock or cash as everyone else, and there will ultimately be a proration so that the final consideration will be 30% stock 70% cash. The Baker family has long indicated their interest in Vulcan stock, so should they elect a higher percentage than 30, they would not get that unless other shareholders elected a higher percentage of cash than 70, if you follow that.
Allen Metroni: I do, thank you, I appreciate that clarification. Also when you’re putting together your synergies or at least pro forma enterprise value with debt of roughly 3.7 billion and cash of less than 100 million or so, that does not I assume take into account any cash generation over the next call it six to nine months before you close the deal. Is that correct?
Dan Sansone: That’s correct.

Don James: That is correct.
John Baker: That’s correct.
Allen Metroni: Okay. And then lastly, Florida Rock had a pretty large capital spending plan anticipated for this year, could you just give us an update on that and also give us an update as to whether your numbers assume the full completion and on-time completion of the cement plant in Florida?
John Baker: We’re moving forward with our capital expenditure plans as outlined. Obviously the cement plant’s a big part of that and it is on time and on budget for summer of ‘08.
Allen Metroni: Okay. And then I realize you’ve been talking for about 50 years, but if we could shorten the time frame to this go round, how long has Florida Rock and Vulcan been talking? And when did you approach them?
Don James: I called John in early December, and I met with John and his brother shortly thereafter. And in the SEC filings we’ll give you a blow-by-blow account of the discussions.
Allen Metroni: Thank you, and congratulations to both companies.
Don James: Thank you.
Operator: And with no further questions, I’d like to hand it back to Don James for any closing comments.
Don James: Well, thank you very much for joining us today. I hope you can appreciate how excited both Vulcan and Florida Rock are for the opportunity to do this combination. We think this fits beautifully in Vulcan’s long-term strategy, it is very beneficial for the Florida Rock shareholders, and we look forward to quickly combining these companies that have both had very strong performance records achieving synergy and continuing to grow our earnings at double-digit rates into the future. Thank you very much for your interest in Vulcan and Florida Rock.
Operator: Thank you for your participation in today’s conference, ladies and gentlemen. This does conclude the presentation, and you may now disconnect. Have a lovely day.